Exhibit 99.1

September 30, 2003
News Release

Source: EnXnet, Inc.
EnXnet, Inc. Announces Rounder Records, a Universal Music Video Distribution Label, Order

Tulsa, Okla -(BUSINESS WIRE) - September 30, 2003 - EnXnet, Inc.

(OTCBB:EXNT - news) EnXnet's contract marketing company has received an order on EnXnet's behalf from Rounder Records (Universal Music Video Distribution - NYSE:V) for EnXnet's DVDPlus 2.0. Rounder Records will release a special edition disc utilizing EnXnet's technology, the first of many planned EnXnet/DVDPlus 2.0 releases by Rounder Records.

EnXnet's OneDiscJ, DVDPlus 2.0, has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other.

Mr. Paul Foley, General Manager for Rounder Records, had this to say, "We wanted to have something new for our customers this fall. The Kathleen Edwards Special Edition release consists of live performances on DVD and unreleased tracks on CD. It just made sense to offer this on EnXnet's OneDiscJ technology. We are looking forward to the continued promotion of OneDiscJ."

"We at EnXnet are very pleased that Rounder Records has elected to use our DVDPlus 2.0 technology to release their Kathleen Edwards Special Edition," said Ryan Corley, President of EnXnet, Inc. "The positive responses we have received from the major record labels only reinforces our strategy of becoming a force in the entertainment industry."

Mark Pempsell, National Marketing Director for EnXnet, Inc., had this to say, "We knew the entertainment industry would be very excited about this new technology. It provides what they have needed for a long time, a new and fresh means of delivering their content. We knew when our OneDiscJ technology was introduced to the industry it would be met with enthusiasm. In anticipation of such a response and the increasing demand for our product, we have spent an enormous amount of time and resources to insure we can meet the demands of the entertainment industry."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:
Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com